Exhibit 99.1

Arbinet Announces First Quarter 2006 Financial Results

NEW BRUNSWICK, N.J., May 3, 2006 - Arbinet-thexchange, Inc. (Nasdaq: ARBX) reported financial results for its first quarter ended March 31, 2006.

First quarter 2006 fee revenues were $11.7 million, a decrease of 5% from $12.3 million in the same quarter 2005 and a decrease of 2% compared to $12.0 million in the fourth quarter 2005. The decrease in fee revenues from the fourth quarter was largely attributed to the expected expiration of a customer contract in the legacy Band-X portion of the Company’s data on thexchange business. A total of 2.97 billion minutes were bought and sold on Arbinet’s exchange in the first quarter 2006, down from 3.03 billion minutes in the first quarter 2005 and up from 2.92 billion in the fourth quarter 2005. Arbinet completed 346.1 million calls during the first quarter 2006, compared to 341.4 million for the comparable period of 2005 and 352.3 million in the fourth quarter 2005. The average call duration on Arbinet’s exchange for the quarter was 4.3 minutes per call compared to 4.4 minutes per call in the first quarter 2005 and 4.1 minutes per call in the fourth quarter 2005.

First quarter 2006 net income was $1.2 million or $0.05 per diluted share, compared to net income of $1.3 million or $0.05 per diluted share in the first quarter 2005. Arbinet had a balance of cash, cash equivalents and marketable securities, of $ 65.0 million as of March 31, 2006 compared to $63.6 million as of December 31, 2005.

Curt Hockemeier, President and Chief Executive Officer of Arbinet, commented, “Our profitable voice exchange business continued to generate cash in the first quarter. Additionally, we ended the quarter with a strong set of assets that are the foundation of our new initiatives. These assets include: a scalable, proven and efficient platform capable of instantly and accurately routing millions of transactions, a platform we believe is extensible to other digital goods; 428 Members, including the world’s top ten international carriers; a global footprint with Exchange Delivery Points in New York City, London, Los Angeles, Frankfurt, Miami and Hong Kong; a broad portfolio of intellectual property, including 33 patents; and industry-leading expertise in managing traffic across traditional and VoIP networks.”

Arbinet is well underway on the execution of its strategic initiatives that leverage these assets. These initiatives include:

•	Launching new products and services that enable communications service providers to move more traffic across what the Company believes is the industry’s low cost platform;

•	Introducing a Voice over Internet Protocol (VoIP) Peering Solution that helps the industry address the increased complexity of routing calls across traditional and VoIP networks; and

•	Developing new vertical markets that leverage Arbinet’s platform and expertise in automating the buying and selling, digital delivery and settlement of digital goods.

Mr. Hockemeier continued, “We have the strategy, assets and know-how to execute on the opportunities before us. We also remain committed to expanding our core business and to pursuing additional opportunities that can best contribute to our growth. We believe the new offerings can help our customers become more competitive and support the exchange of other forms of digital communications and goods. Arbinet continues to be a value added partner to our Members worldwide. We have strong assets that we can leverage for our customers and shareholders. We remain confident in Arbinet’s future prospects and in our ability to execute on our growth opportunities.”

Quarterly Conference Call

Arbinet will host a conference call to discuss its first quarter 2006 results, among other matters, at 5:00 p.m. EDT today. The dial-in number for the live audio call is (201) 689-8562. A live webcast of the conference call can be accessed through the Company’s Investor Relations website at http://investor.arbinet.com. In addition, a replay of the call will be available from 8:00 p.m. on Wednesday, May 3, 2006 through 11:59 PM ET on Thursday, June 1, 2006 at http://investor.arbinet.com and by telephone at (201) 612-7415. The account number to access the replay is 3055 and the conference ID is 200051.

About Arbinet

Arbinet is the leading electronic market for trading, routing and settling communications capacity. Members of the exchange, consisting primarily of communications service providers, buy and sell voice calls and Internet capacity based on route quality and price through its centralized, efficient and liquid marketplace. Members place orders through a web-based interface. Its fully automated, highly scalable trading platform matches these orders using proprietary software and delivers them through state-of- the-art facilities.

Forward-Looking Statements

This press release contains forward-looking statements regarding anticipated future revenues, growth, capital expenditures, management’s future expansion plans, expected product and service developments or enhancements. Such forward-looking statements may be identified by the use of the following words (among others): “believes,” “expects,” “may,” “will,” “plan,” “should” or “anticipates,” or comparable words and their negatives. These forward-looking statements are not guarantees but are subject to risks and uncertainties that could cause actual results to differ materially from the expectations contained in these statements, including risks associated with the Company’s business, such as, for example, the Company’s revenue growth; members (in particular, significant trading members) not trading on our exchange or utilizing our new and additional services (including data on thexchange, mobile on thexchange services, DirectAxcessSM trading service, Private ExchangeSM service, VoIP Peering solutions, and Assured RoutingSM service); continued volatility in the volume and mix of trading activity (including the average call duration and the mix of geographic markets traded); our uncertain and long member enrollment cycle; the failure to manage our credit risk; failure to manage our growth; pricing pressure; competitive factors; system failures, human error and security breaches, which could cause the Company to lose members and expose it to liability; future government regulation; and the Company’s ability to obtain and enforce patent protection for its methods and technologies. Additional information concerning these factors is available in the Company’s 10-K and other filings with the Securities and Exchange Commission. Arbinet assumes no obligation to update any forward-looking statements contained in this press release in the event of changing circumstances or otherwise, and such statements are current only as of the date they are made.

Contacts:

Mike Lemberg Arbinet 1.732.509.9220 mlemberg@arbinet.com	David Pasquale or Denise Roche The Ruth Group 1.646.536.7006 / 1.646-526-7008 dpasquale@theruthgroup.com / droche@theruthgroup.com

ARBINET - THEXCHANGE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2005	2006
Trading revenues	$124,432,314	$117,611,335
Fee revenues	12,310,432	11,730,102

Total revenues	136,742,746	129,341,437
Cost of trading revenues	124,232,807	117,574,338

	12,509,939	11,767,099

Costs and expenses
Operations and development	3,627,991	3,770,205
Sales and marketing	1,757,643	1,838,324
General and administrative	2,816,483	3,636,644
Depreciation and amortization	2,532,126	1,837,418

Total costs and expenses	10,734,243	11,082,591

Income from operations	1,775,696	684,508
Interest income (expense), net	159,034	647,741

Other income (expense), net	(548,636)	(86,621)

Income before income taxes	1,386,094	1,245,628
Provision for income taxes	91,482	12,083

Net income	$1,294,612	$1,233,545

Earnings per share:
Basic	$0.05	$0.05

Diluted	$0.05	$0.05

Weighted average number of common shares
Basic	24,429,386	24,805,374
Diluted	26,111,278	25,747,904

ARBINET - THEXCHANGE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	As of December 31,	As of March 31,
	2005	2006
Assets
Current Assets:
Cash and cash equivalents	$40,364,777	$41,606,484
Marketable securities	23,230,913	23,398,597
Trade accounts receivable, net	24,831,554	21,338,991
Other current assets	1,461,118	2,634,294

Total current assets	89,888,362	88,978,366

Property and equipment, net	21,775,895	20,944,053
Other long-term assets	8,015,078	7,907,201

Total Assets	$119,679,335	$117,829,620

Liabilities & Stockholders’ Equity
Current Liabilities:
Short-term debt obligations	$914,778	$752,870
Accounts payable	13,785,594	12,864,204
Deferred revenue	3,967,970	3,748,545
Accrued expenses and other current liabilities	11,160,418	9,221,584

Total current liabilities	29,828,760	26,587,203

Other long-term liabilities	4,080,489	3,806,252

Total Liabilities	33,909,249	30,393,455

Stockholders’ Equity	85,770,086	87,436,165

Total Liabilities & Stockholders’ Equity	$119,679,335	$117,829,620

ARBINET - THEXCHANGE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
	2005	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,294,612	$1,233,545
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,532,126	1,837,418
Amortization of deferred compensation	31,054	—
Stock-based compensation expense	—	383,331
Foreign currency exchange (gain) loss	252,230	(85,650)
Changes in operating assets and liabilities:
Trade accounts receivable, net	(609,265)	3,447,690
Other assets	662,726	(1,097,478)
Accounts payable	270,790	(933,438)
Deferred revenue, accrued expenses and other current liabilities	(421,719)	(2,182,142)
Other long-term liabilities	(267,193)	(179,132)

Net cash provided by operating activities	3,745,361	2,424,144

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(2,227,737)	(822,203)
Purchases of marketable securities	(14,198,000)	(12,011,929)
Proceeds from sales and maturities of marketable securities	—	11,850,000

Net cash used in investing activities	(16,425,737)	(984,132)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of indebtedness, net	(186,825)	(199,998)
Issuance of common stock	3,959	27,131
Net payments on obligations under capital leases	(312,189)	(57,014)

Net cash used in financing activities	(495,055)	(229,881)

Effect of foreign exchange rate changes on cash	(49,701)	31,576

Net increase (decrease) in cash and cash equivalents	(13,225,132)	1,241,707

Cash and cash equivalents, beginning of period	53,532,660	40,364,777

Cash and cash equivalents, end of period	$40,307,528	$41,606,484